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                                                                      EXHIBIT 11

                            TRANSCEND SERVICES, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

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

                                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                              SEPTEMBER 30               SEPTEMBER 30

                                            1996       1997             1996       1997
                                            ----       ----             ----       ----
LOSS BEFORE DISCONTINUED OPERATIONS    $(4,085,000)  $(487,000)   $(5,312,000)   $(1,015,000)

LOSS FROM DISCONTINUED OPERATIONS         (393,000)    (15,000)      (793,000)      (124,000)
                                       -----------   ---------    -----------    -----------
NET LOSS                               $(4,478,000)  $(502,000)   $(6,105,000)   $(1,139,000)
                                       ===========   =========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING                            19,570,000  20,422,000     19,128,000     20,219,000
                                        ==========  ==========     ==========     ==========
LOSS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT
  Continuing Operations                     $(0.21)     $(0.02)        $(0.28)        $(0.05)
  Discontinued Operations                    (0.02)      (0.00)         (0.04)         (0.01)
                                            ------      ------         ------         ------
NET LOSS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT                   $(0.23)     $(0.02)        $(0.32)        $(0.06)
                                            ======      ======         ======         ======
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